Exhibit 99.1
March 25, 2009
Via E-mail and Overnight Courier
Kistefos AS
Stranden 1
N-0250 Oslo
Norway
Attn: Åge Korsvold
Chief Executive Officer
Re:	Kistefos AS Proposals
Mr. Korsvold:
     We received Kistefos’s letter dated March 14, 2009, notifying us of its intention to submit eight proposals for consideration by Trico’s stockholders at the 2009 annual meeting (the “notice”).
     Trico can only consider proposals at our stockholder meetings that comply with Delaware law and Trico’s governing documents. The bylaw amendment set forth in Kistefos’s “Proposal 8” would be invalid if adopted by Trico’s stockholders because it is inconsistent with, among other things, Sections 141(b) and 141(k) of the Delaware General Corporation Law and Article FIVE, Sections 2 and 3 of Trico’s charter. For this reason, Trico’s Board has unanimously resolved to reject “Proposal 8” because it is not proper business that may be transacted by the stockholders at the 2009 annual meeting. Trico will disregard this proposal if Kistefos presents it for stockholder action at the 2009 annual meeting.
     Kistefos’s “Proposal 4” and “Proposal 5,” concerning the election of you and Mr. Sveaas to the Board of Directors is conditioned upon, among other matters, an increase in the number of directors to nine, as contemplated by Kistefos’s “Proposal 1.” Article FIVE, Section 2 of Trico’s charter requires that new directorships be apportioned equally among the three classes of the Board of Directors. To comply with Trico’s charter, Trico intends to place you on the ballot in the 2011 Board class, with a term to expire in 2011, and to place Mr. Sveaas on the ballot in the 2012 Board class, with a term to expire in 2012.
     We understand it to be Kistefos’s position that the adoption of the proposals set forth in the notice “raise no Jones Act issue” and that this position is purportedly based on discussions with the U.S. Maritime Administration. Kistefos should understand that Trico, too, has had discussions with the U.S. Maritime Administration, as well as with the U.S. Coast Guard. Trico is concerned that Kistefos’s position may be incorrect. Please be advised that if Trico determines that the adoption of some or all of Kistefos’s proposals could cause Trico and/or any of its Subsidiaries or Controlled Persons to lose the eligibility to conduct business as U.S. Maritime Companies (as such terms are defined in Trico’s charter), Trico will take all lawful steps to retain that eligibility, including disregarding some or all of Kistefos’s proposals if Kistefos presents them for stockholder action at the 2009 annual meeting.
     In the notice Kistefos purportedly makes several reservations of its rights that are inconsistent with Trico’s governing instruments and applicable law. Trico does not concede any of the reservations made by Kistefos, nor does Trico waive any other rights or requirements under applicable law, or its charter or bylaws with respect to any action taken or development that occurs on or after the date of this letter. The failure to comply with applicable law or Trico’s charter or bylaws could result in Trico rejecting one or more of the proposals Kistefos intends to make at the 2009 annual meeting or otherwise. Trico’s board and management will address any of these issues that may arise, acting in the best interests of its stockholders and in compliance with applicable law and Trico’s governing instruments.
     Please contact me if you have any questions.
Sincerely,

Rishi Varma
Secretary, Chief Administrative Officer, Vice President and General Counsel
cc:	Christen Sveaas, Chairman of the Board, Kistefos AS Frode Jensen, Holland & Knight LLP